Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162310, 333-162009, 333-140105 and 333-142013 on Forms S-3 and Registration Statement Nos. 333-64495, 333-33481, 333-149882 and 333-125863 on Forms S-8 of Altair Nanotechnologies, Inc. and subsidiaries (the "Company") of our reports dated March 12, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Perry - Smith LLP

Sacramento, California
March 12, 2010